SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          (1)      Title of each class of securities to which transaction applies:
          (2)      Aggregate number of securities to which transaction applies:
          (3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
          (4)      Proposed maximum aggregate value of transaction:
          (5)      Total fee paid:
☐      Fee paid previously with preliminary materials:
☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)      Amount Previously Paid:
          (2)      Form, Schedule or Registration Statement No.:
          (3)      Filing Party:
          (4)      Date Filed:

Vernon J. Nagel Chairman, President and Chief Executive Officer Acuity Brands, Inc.	1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309-7676 Tel: 404 853 1413 Fax: 404 853 1411

vern.nagel@acuitybrands.com www.AcuityBrands.com
December 7, 2007
Dear Fellow Stockholder:
I am writing to seek your proxy support in connection with our upcoming annual meeting, which is scheduled for January 10, 2008. Aside from director elections, auditor ratification, and approval of an annual incentive plan, Acuity Brands is requesting stockholder approval of our amended and restated Long-Term Incentive Plan (agenda Item 2). The amended Plan increases the shares authorized for issuance by 2.5 million. This increase represents approximately 5% of shares outstanding and is our first replenishment request since the Plan was approved in 2003.
The amended Plan also permits awards to be made to non-employee directors and amends the listed performance measures for performance-based awards. The provision to permit awards to non-employee directors is intended to replace the equity reserve previously available to non-employee directors under a plan that has been discontinued. Therefore, 20% of the requested share replenishment (500,000 shares) is being made to replace that prior equity reserve.
During the four-year period ended August 2007, the Company’s stock price and diluted earnings per share have essentially tripled. I would also submit that over this same time frame we have been very prudent in our use of stock-based compensation. More specifically, please consider the following:
•	Our Company’s annual equity incentive share grants over the last three fiscal years have averaged less than 1.2% of outstanding shares.

•
Our Company’s equity incentive overhang metrics have been reduced by almost half since 2003. Under the proposed replenishment, our fully diluted overhang (new shares + available shares + current overhang) will now total less than 13%.

•
Our Company has made a substantial commitment to a stock repurchase program over the last two years, during which time we have repurchased more than 8 million shares of our Common Stock, or almost 18% of our outstanding shares at the beginning of the program. Had our Company not made these repurchases, both our average annual share grant rate and current overhang metrics would have been even lower.

I am making this personal appeal for your support in part because we were recently advised that RiskMetrics Group (ISS) will likely recommend a vote against the amended Plan based on the proposed share increase. In my strong view, such opposition is not justified. I ask that you consider the following points, particularly if your institution subscribes to ISS voting recommendations:
•
ISS made a Support recommendation four years ago when we sought approval to increase the number of shares authorized for issuance under the Plan by 5 million shares, at a time when our overhang metrics were nearly double the current overhang level. Following the ISS Support recommendation, we committed not to use 2 million of the 5 million shares without seeking further stockholder approval, responding to stockholders’ expressed desire to evaluate our long-term awards more frequently. Stockholders subsequently approved the Plan. Therefore, 2 million shares of the 2.5 million shares we are currently requesting were covered under the prior approval. In essence, we now seek authorization to use those shares.

•
More than 46% of our Company’s current options overhang, or some 1.3 million shares, represents vested, in-the-money stock options, over one-third of which have been outstanding for six years or longer. We understand that the ISS model will not factor this strong evidence of our employees’ faith in the future of the Company when comparing our plan cost to their self-determined “Allowable Cap” for our industry group, notwithstanding an ISS policy change in this regard for the 2008 proxy season.

Our ability to provide a competitive level of equity compensation through pay for performance is critical to our long-term success and our ability to attract, retain, and motivate key personnel. We hope that you will consider our views on this important matter and vote to Support our amended and restated Long-Term Incentive Plan.
We are planning to call you next week, to answer any questions your may have about our equity incentive compensation grant program and our requested share replenishment. In the meantime, if you prefer, please do not hesitate to contact either Ricky Reece (Executive Vice President and Chief Financial Officer) at 404-853-1464 or Ken Murphy (Executive Vice President, Chief Administrative Officer, and General Counsel) at 404-853-1440. Thanks very much for your consideration.
Sincerely,